Christos N. Mouroutis was born in Athens, Greece. He is an alumnus of the American Hellenic Foundation - High School 1983. He graduated with a BA degree from the Law School of the University of Thrace, Greece, and he received an MBA from the London School of Economics. He has participated in a series of seminars on Banking and Insurance Law. In 1990, he became a member of the Piraeus Bar of Lawyers, and he practiced law for one year, until he resigned in 1991 to follow a business career. From 1991-1993, he worked at KPMG, in their Management Consulting Department. In 1993 he established Unibros Shipping (Greece) Ltd, which became one of the main sea liners from Black Sea to Far East. In 1996 he sold his shares in Unibros Shipping, and created United Communications International Inc. (UCI), in New York. UCI developed new businesses in the telecom sector in Russia, Greece, and Cyprus. UCI was later sold to a Cyprus company, while a division of it was merged with the publicly listed Nasdaq company eGlobe Inc. Christos Mouroutis became a Vice-President of eGlobe with responsibility for the Eastern European markets. In the year 2000, Christos Mouroutis created Worldfast Communications, Inc., which developed telecom businesses in Bulgaria, Romania, Serbia and Montenegro, and Macedonia. Worldfast Communications, Inc. was sold in 2002 to new investors. Currently Christos Mouroutis is the CEO and a Board Member of EuroCapital Ltd and EuroCapital Finance SA in Sofia, Bulgaria.